Filed Pursuant to Rule 424(b)(5)

Registration No. 333-183916

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 5, 2012)

NANOSPHERE, INC.

$30,000,000 of Common Stock

Pursuant to this prospectus supplement and accompanying prospectus, we are offering up to $30,000,000 of shares of common stock, par value $.01 per share, to Aspire Capital Fund, LLC (“Aspire Capital”) under a Common Stock Purchase Agreement entered into on March 18, 2014.

The offered shares of common stock (the “Purchase Shares”) may be sold from time to time to Aspire Capital through March 2016. The purchase price for the Purchase Shares will be based upon one of two formulas, depending on the type of purchase notice we present to Aspire Capital. The purchase price for our stock sold pursuant to a regular purchase notice will be the lower of (1) the lowest sale price of our common stock on the date of sale and (2) the arithmetic average of the three lowest closing sale prices for our common stock during the 12 consecutive business days ending on the business day immediately preceding the date of sale. The purchase price for our stock sold pursuant to a volume-weighted average price purchase notice will be the lower of (1) the closing sale price of our common stock on the date of sale and (2) 95% of the volume-weighted average price for our common stock traded on the NASDAQ Global Market for the purchase date (or (a) if trading volume exceeds a certain limit as specified in the Common Stock Purchase Agreement or (b) if the sale price of the common stock falls below a certain threshold as specified in the Common Stock Purchase Agreement, the purchase price will be 95% of the volume-weighted average price for the trading volume for the portion of the purchase date up to such time).

Our common stock is traded on the NASDAQ Global Market under the symbol “NSPH.” The last reported sale price of our common stock on the NASDAQ Global Market on March 17, 2014 was $2.17.

Before you invest, you should carefully read this prospectus supplement, the accompanying prospectus and all information incorporated by reference therein. These documents contain information you should consider when making your investment decision.

Investing in these securities involves significant risks. Please read “Risk Factors” on page S-3 of this prospectus supplement, on page 14 of our annual report on Form 10-K for the year ended December 31, 2013, and in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 18, 2014.

Prospectus Supplement

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Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of shares of our common stock, and also adds to and updates information contained in or incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more information about us and the type of securities we may offer from time to time under our shelf registration statement. To the extent there is a conflict between the information contained, or referred to, in this prospectus supplement, on the one hand, and the information contained, or referred to, in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control. We have not authorized any broker, dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy shares of our common stock, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy shares of our common stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement and any accompanying prospectus is delivered or shares of our common stock are sold on a later date.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to the “Company,” “we,” “us” and “our” refer to Nanosphere, Inc.

THE OFFERING

Securities being offered by us in this offering	Up to $30,000,000 of shares of common stock, par value $0.01 per share

Manner of offering	Purchase Shares will be sold to Aspire Capital from time to time, subject to certain minimum stock price requirements and daily caps for an aggregate offering price of up to $30,000,000. See “The Aspire Transaction” and “Plan of Distribution.”

Purchase Price of Shares	The purchase price for Purchase Shares will be determined by formulas set forth in the Purchase Agreement on the purchase date for such shares, depending on the type of notice and the historical and current trading prices of our common stock on NASDAQ Global Market. See “The Aspire Transaction” and “Plan of Distribution.”

Common stock to be outstanding after this offering (1)	Assuming the sale of all additional Purchase Shares offered hereby at a purchase price of $2.17, which was the closing price of our common stock on the NASDAQ Global Market on March 17, 2014, 13,824,885 shares of common stock.

Use of proceeds	Any net proceeds we may receive will be used for general corporate purposes and working capital. See “Use of Proceeds.”

Risk factors	Investing in our common stock involves a high degree of risk and purchasers of our common stock may lose their entire investment. See “Risk Factors” on page S-3 of this prospectus supplement, on page 14 of our annual report on Form 10-K for the year ended December 31, 2014, and the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our securities.

(1)	The number of shares of our common stock to be outstanding after this offering is based on 76,880,106 shares of our common stock outstanding as of March 17, 2014. This number does not include:

•	136,019 shares of our common stock issuable pursuant to outstanding non-related party warrants at a weighted average exercise price of $2.6467;

•	5,457,619 shares of our common stock issuable pursuant to outstanding stock options at a weighted average exercise price of $3.85;

•	221,932 shares of common stock reserved for future grants and awards under our equity incentive plans; and

RISK FACTORS

Investing in our securities involves risk. See the risk factors beginning on page 14 of our Annual Report on Form 10-K for the year ended December 31, 2013 (together with any material changes thereto contained in subsequent filed reports under the Exchange Act), those contained in our other filings with the SEC, which are incorporated by reference in this prospectus supplement and the risks described below.

Our management team will have broad discretion over the use of the net proceeds from this offering.

Our management will use its discretion to direct the net proceeds from this offering. We intend to use all of the net proceeds, together with cash on hand, for general corporate purposes and working capital. Our management’s judgments may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

The sale of our common stock to Aspire Capital may cause substantial dilution to our existing shareholders and the sale of the shares of common stock acquired by Aspire Capital could cause the price of our common stock to decline.

This prospectus supplement covers the issuance and sale from time to time of up to $30,000,000 of Purchase Shares. It is anticipated that the Purchase Shares will be sold over a period of up to 24 months from the date of this prospectus supplement. The total number of shares ultimately offered for sale to Aspire Capital under this prospectus supplement is dependent upon the number of Purchase Shares we elect to sell to Aspire Capital under the Purchase Agreement and the number of shares we are permitted to sell under applicable rules and regulations. Depending upon market liquidity at the time, sales of shares of our common stock under the Purchase Agreement may cause the trading price of our common stock to decline.

We may ultimately sell to Aspire Capital all, some or none of the Purchase Shares covered by this prospectus supplement. After Aspire Capital has acquired shares under the Purchase Agreement, it may sell all, some or none of those shares. Sales to Aspire Capital by us pursuant to the Purchase Agreement under this prospectus supplement may result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock to Aspire Capital in this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of any sales of our shares to Aspire Capital and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

USE OF PROCEEDS

We intend to use the estimated net proceeds from the sale of these securities for general corporate purposes and working capital. We have not yet determined the amount of net proceeds to be used specifically for any particular purposes or the timing of these expenditures. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from the sale of these securities. Until we use the net proceeds of this offering, we may invest the funds in short-term, investment grade, interest-bearing securities.

DILUTION

Our net tangible book value as of December 31, 2013, was approximately $40.7 million or $0.53 per share of common stock. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the potential sale of $30,000,000 of Purchase Shares at an assumed offering price of $2.17 per share, which was the closing price of our common stock on NASDAQ Global Market on March 17, 2014, and after deducting estimated offering commissions and expenses payable by us, our net tangible book value as of December 31, 2013 would have been approximately $70.7 million, or $0.78 per share of common stock. This represents an immediate increase in net tangible book value of $0.25 per share to existing shareholders and an immediate dilution in net tangible book value of $1.39 per share to new investors in this offering. The following table illustrates this calculation.

Assumed offering price per share		$2.17
Net tangible book value per share as of December 31, 2013	$0.53
Increase per share attributable to this offering	$0.25

As adjusted tangible book value per share after this offering		$0.78

Dilution per share to new investors in this offering		$1.39

The number of shares of common stock outstanding in the table and calculations above is based on 76,222,606 shares outstanding as of December 31, 2013 and excludes:

•	136,019 shares of our common stock issuable pursuant to outstanding non-related party warrants at a weighted average exercise price of $2.6467;

•	5,963,478 shares of our common stock issuable pursuant to outstanding stock options at a weighted average exercise price of $3.66; and

•	418,573 shares of common stock reserved for future grants and awards under our equity incentive plans.

DESCRIPTION OF SECURITIES WE ARE OFFERING

In this offering, we are offering up to $30,000,000 of shares of our common stock. The material terms and provisions of our common stock are described below.

Common Stock

The material terms and provisions of our common stock are described under the caption “Description of Common Stock We May Offer” starting on page 10 of the accompanying prospectus.

On March 17, 2014, the last sale price for our common stock as reported by the NASDAQ Global Market was $2.17 per share.

We have never declared or paid any cash dividends with respect to our common stock. We currently anticipate that we will retain all future earnings for the operation and expansion of our business and do not intend to declare dividends in the foreseeable future.

THE ASPIRE TRANSACTION

General

On March 18, 2014, we entered into the Common Stock Purchase Agreement (the “Purchase Agreement”), pursuant to which we may issue and sell shares of our common stock having an aggregate offering price of up to $30,000,000 from time to time to Aspire Capital over a 24-month period (the “Purchase Shares”).

This prospectus supplement covers the issuance and sale to Aspire Capital from time to time of up to $30,000,000 of Purchase Shares. Pursuant to the terms of a Registration Rights Agreement we entered into with Aspire Capital pursuant to the Purchase Agreement, we are obligated, to the extent necessary and permissible, obligated to maintain the registration of the issuance and sale of all shares of our common stock issuable pursuant to the Purchase Agreement.

On any business day on which the closing sale price of our common stock equals or exceeds $0.75 per share, over the 24-month term of the Purchase Agreement, we have the right, in our sole discretion, to present Aspire Capital with a Purchase Notice, directing Aspire Capital (as principal) to purchase up to 50,000 shares of our common stock per business day at the applicable Purchase Price, unless we mutually agree with Aspire Capital to increase the number of Purchase Shares that may be sold per business day to as much as an additional 1,000,000 shares per business day. In addition, on any date on which we submit a Purchase Notice to Aspire Capital, we also have the right, in our sole discretion, to present Aspire Capital with a VWAP Purchase Notice directing Aspire Capital to purchase an amount of common stock equal to up to 30% of the aggregate shares of our common stock traded on the NASDAQ Global Market on the VWAP Purchase Date, subject to VWAP Minimum Price Threshold and the VWAP Purchase Share Volume Maximum (both as defined below).

There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Aspire Capital. Under the terms of the Purchase Agreement, Aspire Capital has no right to require that we offer any Purchase Shares for sale, but Aspire Capital is obligated to purchase any such additional Purchase Shares from us as we direct in accordance with the Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. We did not pay any additional placement agent fees or any additional amounts to reimburse or otherwise compensate Aspire Capital in connection with the transaction. The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us, on one business day’s notice.

Purchase Of Shares Under The Purchase Agreement

On any business day over the 24-month term of the Purchase Agreement, we have the right, in our sole discretion, to present Aspire Capital with a purchase notice (each a “Purchase Notice”), directing Aspire Capital (as principal) to purchase up to 50,000 shares of our common stock per business day at the applicable Purchase Price (as defined below), unless we mutually agree with Aspire Capital to increase the number of Purchase Shares that may be sold per business day up to an additional 1,000,000 shares per business day. The purchase price per Purchase Share (the “Purchase Price”) is the lower of:

•	The lowest sale price for the common stock on the date of sale; and

•	The arithmetic average of the three lowest closing sale prices for the common stock during the 12 consecutive business days ending on the business day immediately preceding the purchase date of such Purchase Shares.

In addition, on any date on which we submit a Purchase Notice to Aspire Capital in an amount equal to at least 50,000 shares and the closing sale price of our common stock is higher than $0.75, we also have the right, in our sole discretion, to present Aspire Capital with a volume-weighted average price purchase notice (each, a “VWAP Purchase Notice”) directing Aspire Capital to purchase a number of shares of our common stock equal to a percentage (not to exceed 30%) of the aggregate number of shares of our common stock traded on the NASDAQ Global Market on the next business day (the “VWAP Purchase Date”). We may, in our sole discretion, set a maximum number of Purchase Shares and minimum VWAP Purchase Price for each VWAP Purchase, in each case to be set forth in an applicable VWAP Purchase Notice. The purchase price per Purchase Share pursuant to such VWAP Purchase Notice (the “VWAP Purchase Price”) is the lower of:

•	The closing sale price for the common stock on the VWAP Purchase Date as reported by the NASDAQ Global Market; and

•	95% of the volume-weighted average price for our common stock traded on the NASDAQ Global Market during normal trading hours on the VWAP Purchase Date, subject to the VWAP Purchase Share Volume Maximum and the VWAP Minimum Price Threshold (both as defined below).

However, if the aggregate number of our shares traded on such date exceeds the quotient obtained by dividing (x) the number of shares Aspire Capital will be required to purchase by (y) our requested purchase percentage, each as specified in the VWAP Purchase Notice (such quotient, the “VWAP Purchase Share Volume Maximum”), then the VWAP Purchase Price will be 95% of the volume weighted average price for the portion of such business day until such time as the aggregate shares to be purchased equals the VWAP Purchase Share Volume Maximum. Further, such purchase shall automatically be deemed completed at such time on the VWAP Purchase Date that the sale price of our common stock falls below the greater of (i) 90% of the closing price of our common stock on the trading day immediately preceding the VWAP Purchase Date or (ii) such higher price as set forth by us on the VWAP Purchase Notice (the “VWAP Minimum Price Threshold”). In such a case, the VWAP Purchase Price will be determined using (a) the percentage set forth in the VWAP Purchase Notice of the aggregate shares traded for such portion of the VWAP Purchase Date prior to the time that the sale price of our common stock fell below the VWAP Minimum Price Threshold and (b) the volume weighted average price of our common stock sold during such portion of the VWAP Purchase Date prior to the time that the sale price of our common stock fell below the VWAP Minimum Price Threshold.

The Purchase Price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the trading day(s) used to compute the Purchase Price. We may deliver multiple Purchase Notices to Aspire Capital from time to time during the term of the Purchase Agreement, so long as the most recent purchase has been completed.

Minimum Share Price

Under the Purchase Agreement, the Company and Aspire Capital may not effect any sales of shares of our common stock pursuant to the Purchase Agreement on any business day that the closing sale price of our common stock is less than $0.75 per share.

Compliance with NASDAQ Global Market Rules

The Purchase Agreement provides that the number of shares that may be sold pursuant to the Purchase Agreement shall be limited to 15,368,333 shares (the “Exchange Cap”), which represents 19.99% of our outstanding shares as of March 18, 2014, unless shareholder approval is obtained to issue more than 19.99%, as may be required by the applicable listing maintenance rules of the NASDAQ Global Market. This limitation shall not apply if, at any time the Exchange Cap is reached and at all times thereafter, the average price paid for all shares issued and sold under the Purchase Agreement is equal to or greater than $2.17, the closing sale price of our common stock on March 17, 2014. We are not required or permitted to issue any shares of common stock under the Purchase Agreement if such issuance would breach our obligations under the rules or regulations of the NASDAQ Global Market.

Beneficial Ownership Limitation

Under the Purchase Agreement, the Company and Aspire Capital may not effect any sales of shares of our common stock if such shares proposed to be issued and sold, when aggregated with all other shares of our common stock beneficially owned by Aspire Capital and its affiliates, would result in the beneficial ownership by Aspire Capital and its affiliates of more than 19.99% of our then issued and outstanding shares of common stock.

Events of Default

Aspire Capital may terminate the Purchase Agreement upon the occurrence of any of the following events of default:

•	the effectiveness of any registration statement that is required to be maintained effective pursuant to the terms of the registration rights agreement between us and Aspire Capital lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable for sale of our shares of common stock in accordance with the terms of the registration rights agreement, and such lapse or unavailability continues for a period of ten consecutive business days or for more than an aggregate of thirty business days in any 365-day period, which is not in connection with a post-effective amendment to any such registration statement or the filing of a new registration statement required to be declared effective by the SEC (in which event such lapse or unavailability may continue for a period of no more than twenty consecutive business days and such period may be extended for an additional twenty business days if we receive a comment letter from the SEC in connection therewith);

•	the suspension from trading or failure of our common stock to be listed on our principal market for a period of three consecutive business days;

•	the delisting of our common stock from our principal market, and our common stock is not immediately thereafter trading on the New York Stock Exchange, the NYSE MKT the NASDAQ Global Select Market, the NASDAQ Capital Market, the OTC Bulletin Board or the OTCQB or OTCQX market places of the OTC Markets;

•	the failure for any reason by our transfer agent to issue Purchase Shares that Aspire Capital is entitled to receive under the Purchase Agreement to Aspire Capital within five business days after an applicable purchase date;

•	any breach by us of the representations or warranties or covenants contained in the Purchase Agreement or any related agreements which could have a material adverse effect on us, subject to a cure period of five business days for those breaches that are reasonably curable;

•	any person commences a proceeding against us pursuant to or within the meaning of any bankruptcy law;

•	if we, pursuant to any bankruptcy law, (i) commence a voluntary case, (ii) consent to the entry of an order for relief against us in an involuntary case, (iii) consent to the appointment of a custodian for us or for all or substantially all of our property, (iv) make a general assignment for the benefit of our creditors or (v) we become insolvent;

•	if a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief against us in an involuntary case, (ii) appoints a custodian for all or substantially all of our property or (iii) orders the liquidation of us or any of our subsidiaries; or

•	if at any time after the date on which we may begin sales of Purchase Shares, the Exchange Cap is reached unless and until shareholder approval is obtained pursuant to the Purchase Agreement (which such Exchange Cap shall be reached at such time if, upon submission of a Purchase Notice or VWAP Purchase Notice under the Purchase Agreement, the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which we may issue under the Purchase Agreement without breaching our obligations under the rules or regulations of the NASDAQ Global Market).

Our Termination Rights

We may terminate the Purchase Agreement at any time, in our discretion, without any cost or penalty, upon one business day’s notice.

No Short-Selling or Hedging by Aspire Capital

Aspire Capital has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Shareholders

The Purchase Agreement does not limit the ability of Aspire Capital to sell any or all of the shares it receives in this offering. It is anticipated that shares in this offering will be sold to Aspire Capital over a period of up to approximately 24 months from the date of this prospectus supplement. The subsequent resale by Aspire Capital of a significant amount of shares sold to Aspire Capital in this offering at any given time could cause the market price of our common stock to decline or to be highly volatile. Aspire Capital may ultimately purchase all, some or none of the common stock offered under this prospectus supplement. Aspire Capital may sell all, some or none of the Purchase Shares it acquires. Therefore, sales to Aspire Capital by us pursuant to the Purchase Agreement and this prospectus supplement also may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to Aspire Capital and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

This prospectus supplement covers the issuance and sale of up to $30,000,000 of Purchase Shares. It is anticipated that the Purchase Shares will be sold over a period of up to 24 months from the date of this prospectus supplement. The number of shares ultimately offered for sale to Aspire Capital in this offering is dependent upon the number of shares we elect to sell to Aspire Capital under the Purchase Agreement.

The following table sets forth certain information concerning the Purchase Shares covered by this Prospectus Supplement that may be purchased by Aspire Capital under the Purchase Agreement at varying assumed purchase prices:

Assumed Average Purchase Price for Sales	Number of Shares to be Sold if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Sale to Aspire Capital(2)	Proceeds from the Sale of Shares to Aspire Capital
$1.00	30,000,000	28.1%	$30,000,000
$4.00	7,500,000	8.9%	$30,000,000
$7.00	4,285,714	5.3%	$30,000,000
$10.00	3,000,000	3.8%	$30,000,000

(1)	Disregards the potential application of the 19.99% Exchange Cap limitation, to the extent applicable.
(2)	Based on 76,880,106 shares of our common stock outstanding on March 17, 2014. This number does not take into account:

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•	136,019 shares of our common stock issuable pursuant to outstanding non-related party warrants at a weighted average exercise price of $2.6467;

•	5,457,619 shares of our common stock issuable pursuant to outstanding stock options at a weighted average exercise price of $3.85; and

•	221,932 shares of common stock reserved for future grants and awards under our equity incentive plans; and

Information with Respect to Aspire Capital

As of the date of the Purchase Agreement, Aspire Capital beneficially owned 450,000 shares of our common stock. Aspire Capital Partners, LLC is the managing member of Aspire Capital Fund, LLC. SGM Holdings Corp. is the managing member of Aspire Capital Partners, LLC. Steven G. Martin is the president and sole shareholder of SGM Holdings Corp. Erik J. Brown is a principal of Aspire Capital Partners, LLC. Christos Komissopoulos is a principal of Aspire Capital Partners, LLC. Each may be deemed to have shared voting and investment power over shares owned by Aspire Capital Fund, LLC. Each of Aspire Capital Partners, LLC, SGM Holdings Corp., Mr. Martin, Mr. Brown and Mr. Komissopoulos disclaim beneficial ownership of the shares of common stock held by Aspire Capital Fund, LLC. Aspire Capital is not a licensed broker dealer or an affiliate of a licensed broker dealer.

PLAN OF DISTRIBUTION

We entered into the Purchase Agreement with Aspire Capital on March 18, 2014 pursuant to which Aspire Capital is irrevocably committed to purchase up to an aggregate of $30,000,000 of shares of our common stock over the 24-month term of the Purchase Agreement.

The Purchase Agreement provides that from time to time over the term of the Purchase Agreement, on any business day that the closing sale price of our common stock equals or exceeds $0.75 per share, at our sole discretion, we may present Aspire Capital with a Purchase Notice directing Aspire Capital to purchase up to 50,000 Purchase Shares per business day at the Purchase Price on that day. We may mutually agree with Aspire Capital to increase the number of shares that may be sold per business day to as much as an additional 1,000,000 shares per business day.

In addition, on any date on which we submit a Purchase Notice to Aspire Capital of at least 50,000 shares and the closing sale price of our common stock is higher than $0.75, we also have the right, in our sole discretion, to present Aspire Capital with a VWAP Purchase Notice directing Aspire Capital to purchase an amount of common stock equal to up to 30% of the aggregate shares of our common stock traded on the NASDAQ Global Market on the VWAP Purchase Date, subject to the VWAP Minimum Price Threshold and the VWAP Purchase Share Volume Maximum.

Aspire Capital may be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

We know of no existing arrangements between Aspire Capital, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus supplement.

We will pay all of the expenses incident to the registration, offering and sale of the shares to Aspire Capital. We have agreed to indemnify Aspire Capital and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Aspire Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.

We may suspend the sale of shares to Aspire Capital pursuant to this prospectus supplement for certain periods of time for certain reasons, including if the prospectus supplement is required to be supplemented or amended to include additional material information.

This offering will terminate on the date that all shares offered by this prospectus supplement have been sold to Aspire Capital.

LEGAL MATTERS

The validity of the securities offered pursuant to this prospectus supplement will be passed upon for us by Seyfarth Shaw LLP.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information contained in this prospectus supplement and the accompanying prospectus and information that we file with the SEC in the future and incorporate by reference into this prospectus supplement and the accompanying prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 and exhibits filed on such form that are related to such items) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the sale of all the securities covered by this prospectus supplement:

•	our Annual Report on Form 10-K for the year ended December 31, 2013 (filed on February 18, 2014);

•	our Current Report on Form 8-K dated March 18, 2014 (filed on March 18, 2014);

•	our definitive proxy statement on Schedule 14A relating to our annual meeting of stockholders held on May 29, 2013 (filed on April 25, 2013); and

•	The description of our common stock that is contained in our Form 8-A filed on October 29, 2007 (File No. 001-33775), pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Nanosphere, Inc.

4088 Commercial Avenue

Northbrook, Illinois 60062

Attention: Investor Relations

Phone: (847) 400-9000

Prospectus

Nanosphere, Inc.

Common Stock

Preferred Stock

Warrants

Stock Purchase Contracts

Stock Purchase Units

Nanosphere, Inc. may offer, from time to time, common stock, preferred stock, warrants, stock purchase contracts or stock purchase units.

We will provide the specific terms of any offering and the offered securities in supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Our common stock is listed on the NASDAQ Global Market under the trading symbol “NSPH.” The closing per share price of our common stock on the NASDAQ Global Market on October 26, 2012 was $3.11.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or a free writing prospectus.

Investing in our securities involves risks. You should carefully read and consider the Risk Factors beginning on page 14 of our Annual Report on Form 10-K for the year ended December 31, 2011, as supplemented and amended by the Risk Factors beginning on page 18 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, as may be further supplemented or amended from time to time in our periodic reports, in any prospectus supplements relating to specific offerings of securities and in other documents that we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission, nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 5, 2012.

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Nanosphere,” “Company,” “we,” “our,” “us” or similar references are to Nanosphere, Inc. and its consolidated subsidiaries.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of common stock, warrants, preferred stock, stock purchase contracts and stock purchase units, as described in this prospectus, in one or more offerings, up to a maximum aggregate offering price of $100,000,000. This prospectus provides you with a general description of the securities that we may offer, which is not meant to be a complete description of each security. Each time that securities are sold, a prospectus supplement containing specific information about the terms of that offering will be provided. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information contained in this prospectus, any prospectus supplement or any information incorporated herein or therein is accurate as of any date other than the date of such documents. Neither the delivery of this prospectus or any applicable prospectus supplement nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or in our affairs since the date of this prospectus or any applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, proxy statements, and other documents with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The public may read and copy any materials we file with the SEC, including the registration statement of which this prospectus is a part, at the SEC’s Public Reference Room at 100 F Street, NE, Room 2521, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Nanosphere. General information about Nanosphere, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.nanosphere.us as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on or available through our website is not incorporated into this prospectus.

INCORPORATION BY REFERENCE

The SEC allows “incorporation by reference” into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed by us with the SEC and incorporated herein by reference subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which have been filed with the SEC:

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2011;

•	The portions of our definitive Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders held on May 30, 2012 that have been incorporated by reference into our Annual Report on Form 10-K;

•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 and Amendment No. 1 thereto on Form 10-Q/A;

•	Our Current Reports on Form 8-K filed on June 1, 2012, July 24, 2012 and October 10, 2012; and

•	The description of our common stock that is contained in our Form 8-A filed on October 29, 2007 (File No. 001-33775), pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the sale of all securities registered hereunder or the termination of the registration statement shall be deemed to be incorporated in this prospectus by reference. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Nanosphere, Inc.

4088 Commercial Avenue

Northbrook, Illinois 60062

Attention: Investor Relations

Phone: (847) 400-9000

Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus.

FORWARD-LOOKING STATEMENTS

This registration statement, including the documents we incorporate herein by reference, and other information that we may furnish to the Securities and Exchange Commission from time to time contain forward-looking statements about us and our industry that involve substantial risks and uncertainties. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. All statements, other than statements of historical facts, included in this registration statement and information that we furnish to or file with the Securities and Exchange Commission regarding our strategy, future operations, future financial position, future net sales, projected expenses, products’ placements, performance and acceptance, prospects and plans and management’s objectives, as well as the growth of the overall market for our products in general and certain products in particular and the relative performance of other market participants are forward- looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “will,” “would,” “should,” “could,” “can,” “predict,” “potential,” “continue,” “objective,” or the negative of these terms, and similar expressions intended to identify forward-looking statements. However, not all forward-looking statements contain these identifying words. These forward-looking statements reflect our current views about future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including but not limited to:

•	inaccurate estimates of the potential market size for our products (including the hospital lab market in general and the blood stream infection (BSI) market in particular) or failure of the market for these products to grow as anticipated;

•	the past performance of other companies which we believe to have been in a market position analogous to where we believe we are now may not be predictive of our future results in the manner we believe them to be;

•	our analysis of who our competitors have been, who they are now and who they will be in the future (particularly in the BSI, enteric, extended tuberculosis and meningitis MDx product markets) and our predictions of relevant future performance may be inaccurate;

•	comparisons of actual financial results for another company to what we predict will be our future financial results may be inapposite;

•	predictions of customer metrics needed to achieve profitability and their relationship to our cash flow position, needs and expenses may prove to be inaccurate;

•	entrance of other competitors or other factors causing us to lose competitive advantage in the sample-to-result MDx market;

•	a lack of commercial acceptance of the Verigene System, its array of tests, and the development of additional tests, which could negatively affect our financial results;

•	failure of third-party payors to reimburse our customers for the use of our clinical diagnostic products or reduction of reimbursement levels, which could harm our ability to sell our products;

•	failure of our products to perform as expected or to obtain certain approvals or the questioning of the reliability of the technology on which our products are based, which could cause lost revenue, delayed or reduced market acceptance of our products, increased costs and damage to our reputation;

•	our inability to manage our anticipated growth, constraints or inefficiencies caused by unanticipated acceleration and deceleration of customer demand; and

•	those set forth under Part I., Item 1A “Risk Factors” in our Annual Reports on Form 10-K, as supplemented or amended from time to time under Part II, Item 1A “Risk Factors” in our Quarterly Reports on Form 10-Q.

These forward-looking statements represent our estimates and assumptions only as of the date such statements have been made. Unless required by U.S. federal securities laws, we do not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made or to conform these statements to actual results. The following discussion should be read in conjunction with the consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K. Our actual results may differ materially from those anticipated in these forward- looking statements as a result of various factors, including those set forth under “Risk Factors” in this registration statement and any prospectus supplement to the prospectus included as a part of this registration statement.

You should carefully consider all the information in or incorporated by reference in this registration statement prior to investing in our securities.

NANOSPHERE, INC.

Overview

We develop, manufacture and market an advanced molecular diagnostics platform, the Verigene System, that enables simple, low cost and highly sensitive genomic and protein testing on a single platform. Our proprietary nanoparticle technology provides the ability to run multiple tests simultaneously on the same sample. The Verigene System includes a bench-top molecular diagnostics workstation that is a universal platform for genomic and protein testing. While many systems currently available on the market provide a diagnostic result for one test or a few tests within a specific market niche, the Verigene System provides for multiple tests to be performed on a single platform, including both genomic and protein assays, from a single sample.

The Verigene System is differentiated by its ease of use, rapid turnaround times and ability to detect many targets on a single test, referred to as “multiplexing.” It provides lower cost for laboratories already performing molecular diagnostic testing and enables smaller laboratories and hospitals without advanced diagnostic capabilities to perform genetic testing. Our ability to detect proteins, which can be as much as 100 times more sensitive than current technologies for certain targets, may enable earlier detection of and intervention in diseases associated with known biomarkers as well as the introduction of tests for new biomarkers that exist in concentrations too low to be detected by current technologies. We are focused on the clinical diagnostics market.

Our test menu is designed to fulfill the following unmet hospital laboratory needs:

1)	the conversion of microbiology to molecular methods to more rapidly pinpoint infectious diseases;

2)	point-of-care pharmacogenetics to ensure that appropriate therapies are prescribed; and

3)	earlier detection of life threatening disease through ultra-sensitive protein assays.

The Verigene System is comprised of a microfluidics processor, a touchscreen reader and disposable test cartridges. Certain assays, such as the Warfarin metabolism and hyper-coagulation tests, were cleared by the U.S. Food and Drug Administration (“FDA”) for use with the original Verigene System processor (the “Original Processor”). Subsequently, we developed and launched a second generation Verigene System processor (the “Processor SP”) that handles the same processing steps as the Original Processor and incorporates sample preparation. Some of our current customers continue to use the Original Processor for hyper-coagulation testing and Warfarin metabolism testing. Our development plans are focused on expanding the menu of tests that will run on the Processor SP, and we plan to develop and seek regulatory approval of all future assays on the Processor SP.

Our Applications

The following table summarizes the FDA and CE In-Vitro Diagnostic Mark (“CE IVD Mark”) regulatory status of our near-term genomic and protein assays on the Verigene System:

Assay	FDA Status(1)	CE IVD Mark Status(2)

Infectious Disease Assays

Respiratory Virus with Sub-Typing	510(k) cleared	CE IVD Marked

Blood Infection Panels • Blood Culture – Staphylococcus (BC-S) • Blood Culture – Gram Positive (BC-GP) • Blood Culture – Gram Negative (BC-GN) • Blood Culture – Fungal (BC-F)	510(k) cleared 510(k) cleared(4) In development In development	Part of BC-GP CE IVD Marked In development In development

C. difficile	In development	In development

Enteric Panel	In development	In development

Human and Pharmacogenetic Assays

Warfarin Metabolism	510(k) cleared(3)	CE IVD Marked

Hyper-Coagulation	510(k) cleared(3)	CE IVD Marked

Plavix® Metabolism (2C19)	510(k) and PMA pending	CE IVD Marked

Ultra-Sensitive Protein Assays

Cardiac Troponin I	In development	In development

Prostate-Specific Antigen (PSA)	Research use only

(1)	For further description of our FDA regulatory requirements, please refer to the section “Regulation by the United States Food and Drug Administration” beginning on page 10 of our Annual Report on Form 10-K for the year ended December 31, 2011.
(2)	For further description of our CE IVD Mark regulatory requirements, please refer to the section “Foreign Government Regulation” beginning on page 13 of our Annual Report on Form 10-K for the year ended December 31, 2011.
(3)	Currently cleared only for use with the Original Processor.
(4)	Received FDA clearance in June 2012.

Infectious Disease Assays

The conversion of microbiology to molecular methods is driven by the need to identify infectious diseases more quickly, allowing a more rapid commencement of clinical intervention. Microbiology labs need tests that can rapidly detect a wide range of potential infectious agents in an automated system. The Verigene System provides the multiplexing, rapid turnaround and ease-of-use needed by these labs. Our infectious disease menu and the Processor SP provide microbiology labs with a compelling solution for conversion to molecular testing.

We have received 510(k) clearance from the FDA for our respiratory panel that detects the presence of influenza A and B as well as respiratory syncytial virus (“RSV”) A and B. Influenza is commonly known as the seasonal flu and RSV is a respiratory virus that infects the lungs and breathing passages. RSV is the most common cause of bronchitis and pneumonia in children under the age of one year and has become a significant concern for older adults. Our respiratory panel provides physicians with a highly accurate and fast determination of which virus is present. This test result guides the most appropriate treatment therapy.

In the fourth quarter of 2009, we received 510(k) clearance from the FDA for our respiratory panel on the Processor SP. We believe that our respiratory assay on the Processor SP offers a simple-to-use molecular test for diagnosing respiratory infections and the flu, while providing improved sensitivity over currently available rapid tests. We have received clearance for a package insert change for this assay confirming that the novel H1N1 virus is detected as a positive Influenza A when using our respiratory assay and the Processor SP.

In the first quarter of 2011, we received 510(k) clearance from the FDA and CE IVD Mark for our respiratory assay that includes subtyping for seasonal H1 virus, seasonal H3 virus, and the 2009 novel H1N1 virus, commonly known as swine flu, as well as the targets on our previously cleared respiratory assay. We believe this is the first sample-to-result molecular respiratory test to include all of these viruses, thus lowering the cost of molecular respiratory testing for hospitals and demonstrating the multiplexing capability of the Verigene System. The demand for this test will be highly dependent upon the seasonality and prevalence of respiratory viruses.

We are developing blood stream infection panels for the earlier detection of specific bacteria and resistance markers within patients with blood stream infections. These panels include gram positive, gram negative and fungal pathogens and resistance markers. These assays are designed to enable physicians to pinpoint bacterial strains infecting patients and thus prescribe the most appropriate antibiotic regimen within 24 hours rather than after several days. Treatment is sometimes begun before assays are complete and we believe that this early detection capability will allow patients to avoid unnecessary treatments that may expose them to serious side effects. The first blood stream infection panel developed was the gram positive that represents approximately 65% of blood stream infections. In the fourth quarter of 2011 we received CE IVD Mark for the BC-GP and FDA clearance of BC-S, a subset of the BC-GP panel. In June 2012 we received a de novo 510(k) clearance to market the full BC-GP panel. The BC-GN and BC-F panels are in development.

Our development efforts also include a C. difficile test and an enteric bacteria test. C. difficile is a bacterium that can cause symptoms ranging from diarrhea to life-threatening inflammation of the colon. Our enteric bacteria assay is being developed to detect and identify the Enterobacteriaceae species that most often result from food poisoning. The enteric assay tests for a wide spectrum of bacteria that are treated with various antibiotics and other anti-bacterial drug therapies. These assays also will require regulatory submission to the FDA and corresponding foreign regulatory bodies. We have begun clinical trials for the C. difficile test that we believe are necessary to secure regulatory approval.

Human and Pharmacogenetic Assays

Hospitals need faster, less expensive and easier-to-use human and pharmacogenetic tests that can be run for a single patient at the point-of-care. Our Verigene System and human and pharmacogenetic test menu addresses these hospital needs. Pharmacogenomics is an emerging subset of human genetic testing that correlates gene variation with a drug’s efficacy or toxicity. These tests play a key role in the advancement of personalized medicine where drug therapies and dosing are guided by each patient’s genetic makeup. There is a growing demand on laboratories to implement molecular diagnostic testing, but the cost and complexity of existing technologies and the need for specialized personnel and facilities have limited the number of laboratories with these capabilities. The ease-of-use and reduced complexity of the Verigene System enables any hospital to perform these testing needs.

We have received 510(k) clearance from the FDA for a warfarin metabolism assay performed on our Original Processor. This is a pharmacogenetic test to determine the existence of certain genetic mutations that affect the metabolism of warfarin-based drugs, including Coumadin®, the most-prescribed oral anticoagulant. This assay has been CE IVD Marked during the first quarter of 2011, and we plan to submit an FDA application for this assay to allow its use on the Processor SP.

In the third quarter of 2010, we filed a pre-market approval application (“PMA”) with the FDA for our cytochrome P-450 2C19 assay that detects genetic mutations associated with deficient metabolism of clopidogrel, more commonly known by the trade name Plavix. On June 9, 2011, we received a “not approvable” letter from the FDA with respect to our PMA submission in which the FDA stated that it will not approve the Plavix metabolism test for commercial use in the United States until the PMA is amended. The FDA cited several deficiencies in our submission that necessitate we perform additional analytical studies and address manufacturing questions. We have completed the analytical studies required by the FDA and have submitted this data in a 510(k) application. If and when we receive 510(k) clearance for this product, we expect it will be indicated for the detection of certain 2C19 genetic variances. This assay was CE IVD Marked during the first quarter of 2011.

Clopidogrel inhibits platelet function and is a standard treatment to reduce the risk of thrombolytic events for patients undergoing percutaneous coronary interventions. Clopidogrel metabolism is affected by the cytochrome P-450 family of genes. Up to 50% of the population possess variations in these genes and abnormally metabolize this drug, thus increasing the risk of adverse events. Our 2C19 assay is designed to identify patients possessing certain of these variations so that alternative therapeutic approaches can be prescribed to reduce clotting that can result in heart attack or stroke.

We also have received 510(k) clearance from the FDA for a hyper-coagulation assay on the Original Processor that determines an individual’s risk, based upon genetic information, for the development of blood clots that can lead to pulmonary embolism and deep vein thrombosis. This assay has been CE IVD Marked during the fourth quarter of 2011, and we plan to submit an FDA application for this assay to allow its use on the Processor SP.

Ultra-Sensitive Protein Assays

Our ability to detect proteins at sensitivity levels that can be 100 times greater than current technologies may enable earlier detection of and intervention in diseases as well as enable the introduction of tests for new biomarkers that exist in concentrations too low to be detected by current technologies. We have developed or are currently developing diagnostic tests for markers that reveal the existence of a variety of medical conditions including cardiovascular, respiratory, cancer, autoimmune, neurodegenerative and other diseases.

The first ultra-sensitive protein test we plan to commercialize is for cardiac troponin I (“cTnI”), which is the gold standard biomarker for diagnosis of myocardial infarction, or heart attack, and identification of patients with acute coronary syndromes at risk for subsequent cardiovascular events. We previously submitted a 510(k) application to the FDA to obtain clearance for the cardiac troponin assay on the Original Processor. We have withdrawn this application and plan to submit a new 510(k) application to obtain clearance for this assay on the Processor SP. We have completed accruing samples and one year clinical follow up for our international pivotal trial named FAST-TRAC. We plan to use the patient samples from this clinical trial to run the tests needed to submit a 510(k) application for this assay. The FAST-TRAC clinical study is designed to further demonstrate the clinical utility of ultra-sensitive cTnI measurements as a diagnostic tool for use in the management of both acute and chronic cardiac disease.

In addition to the cardiac troponin I assay, we are developing an ultra-sensitive prostate-specific antigen (“PSA”) test for early diagnosis of recurrent prostate cancer. Early testing data suggest this assay may serve as a more specific test for PSA screening. We are also working on a multiplexed protein-based connective-tissue panel for the detection of rheumatoid arthritis, lupus and other related diseases. Finally, we are investigating new biomarkers where our ultra-sensitive protein detection technology may enable earlier detection of a broad range of diseases, such as cancer.

Employees

As of June 30, 2012, we had 132 full-time employees. Of these employees, 45 were in research and development, 39 were in manufacturing (in support of both the sales and research and development functions), 34 were in sales and marketing and 14 were in general and administrative functions. We have never had a work stoppage and none of our employees are covered by collective bargaining agreements or represented by a labor union.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement or other offering material, we will use the net proceeds from the sale of the securities for general corporate purposes and working capital. We may provide additional information on the use of the net proceeds from the sale of the offered securities in an applicable prospectus supplement or other offering materials relating to the offered securities.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.01 per share. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated by-laws, copies of which are available as set forth under “Where You Can Find More Information.”

Common Stock

As of August 30, 2012, there were 56,090,437 shares of our common stock outstanding that were held of record by 87 stockholders. The holders of our common stock are entitled to the following rights.

Holders of our common stock are entitled to one vote for each share of common stock held of record for the election of directors and on all matters submitted to a vote of stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of any preferred stock then outstanding. In the event of our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets legally available after the payment of all of our debts and other liabilities, subject to the liquidation preferences of any preferred stock then outstanding. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. All outstanding shares of our common stock are fully paid and nonassessable. Except as described below in “Anti-Takeover Effects of Delaware Law Provisions of Our Amended and Restated Certificate of Incorporation and Our Amended and Restated By-Laws,” a majority vote of common stockholders is generally required to take action under our amended and restated certificate of incorporation and amended and restated by-laws.

Preferred Stock

Our board of directors is authorized, without action by the stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series. Our board of directors can fix or alter the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting a class or series. The issuance of preferred stock could, under certain circumstances, result in one or more of the following adverse effects:

•	decreasing the market price of our common stock;

•	restricting dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change in control of us without further action by our stockholders.

Our board of directors will make any determination to issue such shares based on its judgment as to our best interests and the best interests of our stockholders. We have no current plans to issue any shares of preferred stock.

Anti-Takeover Effects of Delaware Law and Provisions of Our Amended and Restated Certificate of Incorporation and Our Amended and Restated By-Laws

Section 203 of the Delaware General Corporation Law

We have elected not to be governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 regulates acquisitions of Delaware corporations by prohibiting a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the date this stockholder became an interested stockholder.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owing 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Section 203 defines an “interested stockholder” as:

•	any person who owns 15% or more of the corporation’s outstanding voting stock

•	any person associated or affiliated with the corporation who owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s outstanding voting stock; or

•	affiliates and associates of any such person.

Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws

Certain provisions of our amended and restated certificate of incorporation and amended and restated by-laws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Our amended and restated certificate of incorporation and amended and restated by-laws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company. In particular, our amended and restated certificate of incorporation and amended and restated by-laws, as applicable, among other things:

•	provide that special meetings of the stockholders may be called only by our Chairman of the Board, Chief Executive Officer, notice by at least two members of the board of directors or a written request of holders of at least a majority of our outstanding capital stock;

•	establish procedures with respect to stockholder proposals and stockholder nominations, including requiring that advance written notice of a stockholder proposal or director nomination generally must be received at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary date of mailing of our proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders;

•	do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in the board of directors and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of our company;

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum, and not by the stockholders;

•	require that the vote of holders of a majority of the voting power of the outstanding shares entitled to vote generally in the election of directors is required to amend various provisions of our amended and restated certificate of incorporation and amended and restated by-laws, including provisions relating to:

•	the number of directors on our board of directors;

•	the election, qualification and term of office of our directors;

•	removal of members of our board of directors; and

•	certain amendments to our amended and restated certificate of incorporation and amended and restated by-laws; and

•	provide that the board of directors has the power to alter, amend or repeal the amended and restated by-laws without stockholder approval.

Our amended and restated certificate of incorporation authorizes our board of directors, without further vote or action by the stockholders, to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share, in one or more classes or series, and to fix or alter:

•	the number of shares constituting any class or series;

•	the designations, powers and preferences of each class or series;

•	the relative, participating, optional and other special rights of each class or series; and

•	any qualifications, limitations or restrictions on each class or series.

The above provisions are intended to promote continuity and stability in the composition of our board of directors and in the policies formulated by the board, and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are expected to reduce our vulnerability to unsolicited acquisition attempts as well as discourage certain tactics that may be used in proxy fights. Such provisions, however, could discourage others from making tender offers for our shares and, as a consequence, may also inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. These provisions could also operate to prevent changes in our management.

NASDAQ Global Market Listing

Our common stock is listed on the NASDAQ Global Market under the trading symbol “NSPH”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Registration Rights

Pursuant to an agreement between us and certain of our stockholders, we have granted the following demand registration rights to Mr. Mark Slezak, who is a member of our board of directors, and AOQ Trust, Alfa-Tech, LLC, Lurie Investment Fund, LLC, Lurie Investments, Inc. and their respective affiliates. Mr. William P. Moffitt, III, our chief executive officer and a member of our board of directors, and Dr. Chad Mirkin, a member of our board of directors, are parties to this agreement but do not have the right to demand registration. In addition, Ms. Sheli Rosenberg, a former member of our Board of Directors, Bain Capital Venture Fund 2005, L.P. Brookside Capital Partners Fund, L.P., and their respective affiliates, each of whom are 5% stockholders of the Company, and other stockholders are parties to the this agreement, but are no longer entitled to registration rights under the agreement as all of their shares are eligible for resale without restriction pursuant to Rule 144(b)(1) of the Securities Act. At any time after the earlier to occur of (1) 120 days after the closing of our initial public offering, which occurred on November 6, 2007, or (2) April 1, 2010:

•	Long-Form Registrations. Stockholders holding at least 20% of the then outstanding shares of our common stock that are subject to the registration rights agreement, which we refer to as registrable securities, have the right to demand that we file a registration statement under the Securities Act on Form S-1 or any similar long-form registration covering their registrable securities. However, we are not obligated to file a long-form registration statement on more than three occasions upon the request of our stockholders.

•	Short-Form Registrations. Stockholders holding at least 10% of the then outstanding registrable securities have the right to demand that we file a registration statement on Form S-3 or any similar short-form registration covering their registrable securities, provided that such short-form registration is then available to us under applicable law. Such stockholders are entitled to request an unlimited number of short-form registrations.

If our board of directors believes in its reasonable good faith that any demand registration would require premature disclosure of a proposal or plan that we intend to undertake, and such disclosure would have a material adverse effect on us, then we may delay the registration once in any twelve month period for up to 90 days. Moreover, if the demand registration is an underwritten offering, we may reduce the number of shares of our registrable securities to be registered upon the advice of the underwriters that such offering exceeds the number of securities that can be sold in an orderly manner within an acceptable price range. If shares of our stock requested to be included in a registration must be excluded pursuant to the underwriters’ advice, we will generally register a pro rata portion of the shares requested to be registered.

Under the piggyback registration provisions, if we propose to register any securities under the Securities Act, other than pursuant to a demand registration, and the registration form to be used may be used for the registration of registrable securities, stockholders holding such registrable securities have the right to include their shares in the registration statement. However, if the registration is an underwritten offering, we may reduce the number of shares to be registered under the piggyback registration provisions upon the advice of the underwriters that such offering exceeds the number of securities that can be sold in an orderly manner within an acceptable price range. If shares of our stock requested to be included in a registration must be excluded pursuant to the underwriters’ advice, we will generally register a pro rata portion of the shares requested to be registered under the piggyback registration provisions. The piggyback registration rights granted under the registration rights agreement have no expiration date. All of these piggyback registration rights have been waived in connection with the filing of the registration statement of which this prospectus is a part.

Expenses of Registration. We will generally pay all registration expenses in connection with the demand and piggyback registrations described above, including all registration and filing fees, expenses and fees of compliance with securities laws, and fees and disbursements of all counsel, independent certified public accountants, underwriters (excluding discounts and commissions) and other persons retained by us. We will also pay the reasonable fees and disbursements of one counsel chosen by the selling stockholders in each demand or piggyback registration.

Transferability. The demand and piggyback registration rights described above are generally transferable to any subsequent holder of registrable securities.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase common stock or preferred stock, collectively, the underlying warrant securities, and such warrants may be issued independently or together with any such underlying warrant securities and may be attached to or separate from such underlying warrant securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the specific terms of any warrants offered thereby, including:

•	the title or designation of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies or currency units, in which the exercise price of such warrants may be payable;

•	the designation, aggregate principal amount and terms of the underlying warrant securities purchasable upon exercise of such warrants, and the procedures and conditions relating to the exercise of the warrant securities;

•	the price at which the underlying warrant securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the underlying warrant securities with which such warrants are issued and the number of such warrants issued with each such underlying warrant security;

•	if applicable, the currency or currencies, including composite currencies or currency units, in which any principal, premium, if any, or interest on the underlying warrant securities purchasable upon exercise of the warrant will be payable;

•	if applicable, the date on and after which such warrants and the related underlying warrant securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if necessary, a discussion of certain federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specified number of shares of common stock or preferred stock at a future date or dates, or a variable number of shares of common stock or preferred stock for a stated amount of consideration, which we refer to in this prospectus as stock purchase contracts. The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts, and may be subject to adjustment under anti-dilution formulas.

The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract. The stock purchase contracts may be issued separately or as a part of units, which we refer to herein as stock purchase units, consisting of a stock purchase contract and, as security for the holder’s obligations to purchase the shares under the stock purchase contracts, debt obligations of third parties, including U.S. Treasury securities. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units offered thereby and will contain a discussion of any material federal income tax considerations applicable to the stock purchase contracts and stock purchase units. We will file with the SEC as exhibits to a current report on Form 8-K forms of any stock purchase contracts to be issued either separately or as a part of stock purchase units.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus from time to time in one or more transactions, including:

•	to or through underwriters or dealers;

•	directly to purchasers or to a single purchaser in a public offering or privately negotiated sales;

•	through agents; or

•	through a combination of any of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including, without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

We may also enter into hedging transactions. For example, we may:

•	enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us to close out its short positions;

•	sell securities short and redeliver such shares to close out our short positions;

•	enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

•	loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions.

We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

The applicable prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	any delayed delivery arrangements;

•	the public offering price or purchase price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to underwriters, dealers or agents; and

•	any securities exchanges on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale, including in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act;

•	at prices relating to such prevailing market prices; or

•	at negotiated prices.

Offerings of our equity securities pursuant to this prospectus may also be made into an existing trading market for such securities in transactions at other than a fixed price, either:

•	on or through the facilities of any national securities exchange or quotation service on which such securities may be listed, quoted or traded at the time of sale; or

•	to or through a market maker otherwise than on such exchanges or quotation or trading services.

Such at-the-market offerings, if any, will be conducted by underwriters, dealers or agents acting as our principal or agent, who may also be third-party sellers of securities as described above.

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents or remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Our officers, directors and employees may participate in the solicitation of offers to purchase securities pursuant to this prospectus in compliance with Rule 3a4-1 of the Exchange Act.

Sales through Underwriters or Dealers

Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities unless otherwise specified in connection with any particular offering of securities.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell the offered securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealers may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales. We will include in the applicable prospectus supplement or pricing supplement, as the case may be, the names of the dealers and the terms of the transaction.

We may sell some or all of the securities covered by this prospectus through:

•	purchases by a dealer, as principal, who may then resell those securities to the public for its account at varying prices determined by the dealer at the time of resale;

•	block trades in which a dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction; or

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. If indicated in an applicable prospectus supplement or pricing supplement, as the case may be, we may sell the securities through agents from time to time. The applicable prospectus supplement or pricing supplement, as the case may be, will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Unless otherwise specified in a prospectus supplement relating to a particular offering of securities, any agent will be acting on a best efforts basis for the period of its appointment.

Remarketing Arrangements

Offered securities may also be offered and sold in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

Institutional Purchasers

We may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations. We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Market Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities other than the common stock, which is listed on the NASDAQ Global Market. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intended to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the preferred stock, warrants or other securities issued pursuant to the registration statement of which this prospectus forms a part on any securities exchange; any such listing will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Indemnification; Other Relationships

Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Fees and Commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be less than this amount.

In the event that the offering is subject to FINRA Rules 5110(h) or 5121, the participating members will comply with all provisions of the Rules, as applicable.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Seyfarth Shaw LLP will act as counsel to us. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel which we will name in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2011 and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$30,000,000

NANOSPHERE, INC.

Common Stock

PROSPECTUS SUPPLEMENT

March 18, 2014